Exhibit (a)(2)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

HL SCOPE RIC LLC

i

4.5	Continuation	15
4.6	Board of Directors Powers	15
4.7	Annual and other Regular Meetings of the Board of Directors	17
4.8	Special Meetings of the Board of Directors	17
4.9	Notice of Meetings of the Board of Directors	18
4.10	Quorum for Board of Directors Meetings	18
4.11	Manner of Acting for Board of Directors	18
4.12	Written Consent by Board of Directors	18
4.13	Participation by Electronic Means by Board of Directors	18
4.14	Committees of Directors	18
4.15	Director Presumption of Assent	19
4.16	Director Power to Bind Fund	19
4.17	Liability of the Directors	19
4.18	Reliance by Third Parties	19
4.19	Appointment of Auditors	19
4.20	Contracts with Affiliates	19
4.21	Obligations of the Directors	19
4.22	Other Business of Directors	19
4.23	Limitations on Board of Directors and Officers	20

ARTICLE V. ADVISER		20

5.1	The Adviser	20

ARTICLE VI. OFFICERS		20

6.1	General	20
6.2	Election, Term of Office and Qualifications	21
6.3	Voting Securities Owned by the Fund	21
6.4	Chair of the Board of Directors	21
6.5	President	21
6.6	Secretary and Assistant Secretaries	22
6.7	Treasurer and Assistant Secretaries	22
6.8	Chief Compliance Officer	23
6.9	Other Officers	23

ARTICLE VII. DISTRIBUTIONS		23

7.1	Distributions	23
7.2	Valuation	24

ARTICLE VIII. FUND EXPENSES		24

8.1	Fund Expenses	24

ARTICLE IX. INDEMNIFICATION		24

9.1	Indemnification	24

ii

ARTICLE X. REPURCHASE OF SHARES; MANDATORY WITHDRAWAL		26

10.1	Repurchase of Shares	26
10.2	Mandatory Withdrawal	27
10.3	Transfers of Shares	28
10.4	Effect of Transfers	29
10.5	Transfer Indemnity	29
10.6	Substituted Members	29
10.7	Effect of Death, Etc.	30

ARTICLE XI. ACCOUNTING		30

11.1	Books and Records	30
11.2	Annual Reports to Current Members	30
11.3	Filing of Tax Returns	30
11.4	Certain Tax Information	30
11.5	Determinations Binding	31

ARTICLE XII. DISSOLUTION AND TERMINATION		31

12.1	Dissolution	31
12.2	Liquidation	31
12.3	Termination	32

ARTICLE XIII. POWER OF ATTORNEY		32

13.1	Power of Attorney	32
13.2	Irrevocability	32
13.3	Priority of Agreement	32
13.4	Exercise of Power	32

ARTICLE XIV. MISCELLANEOUS		33

14.1	Amendments	33
14.2	Delaware Law	33
14.3	Counterparts	34
14.4	Binding upon Successors and Assigns	34
14.5	Notices	34
14.6	Severability	34
14.7	Entire Agreement	34
14.8	Headings, Etc.	34
14.9	Waiver of Partition	34
14.10	Survival of Certain Provisions	35
14.11	Confidentiality	35

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

HL SCOPE RIC LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of HL SCOPE RIC LLC, a Delaware limited liability company (the “Fund”), is made as of the 17th day of June, 2024, by and among HL SCOPE RIC Holdings LLC, as the initial member of the Fund, and those Persons hereinafter admitted as Members and has been executed for the purpose of providing for the operation of the Fund pursuant to the provisions of the Act.

WHEREAS, the Fund has been formed as a limited liability company pursuant to and in accordance with the Act;

WHEREAS, the Fund is currently governed by that certain Limited Liability Company Agreement of the Fund, dated as of January 26, 2024 (the “Original Agreement”), by HL SCOPE RIC Holdings LLC, as the sole member of the Fund;

WHEREAS, HL SCOPE RIC Holdings LLC is the “Manager” as such term is defined in the Original Agreement (the “Prior Manager”);

WHEREAS, as of the date hereof, HL SCOPE RIC Holdings LLC is the sole member of the Fund and desires to amend and restate the Original Agreement in its entirety and to continue the Fund without dissolution on the terms set forth herein; and

WHEREAS, as of the date hereof, all of the requirements to amend and restate the Original Agreement, as set forth therein, have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the undersigned hereby amend and restate the Original Agreement in its entirety and hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the following meanings and all such terms which relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles in effect from time to time except as otherwise specifically provided herein:

“40 Act Majority of Members” means the lesser of (a) the holders of 67% or more of the outstanding Shares present at a meeting of the Members at which a Majority in Interest of the Members is present in person or by proxy or (b) a Majority in Interest of the Members.

“Act” means the Delaware Limited Liability Company Act, as from time to time amended.

“Adviser” shall mean Hamilton Lane Advisors, L.L.C. or any successor investment adviser to the Fund, in each case in its capacity as investment adviser to the Fund.

“Affiliate” shall have the meaning ascribed to such term in the Investment Company Act.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Fund as originally executed and as amended, modified, supplemented or restated from time to time.

“Applicable Rate” shall mean a rate per annum equal, at the time of determination, to the sum of (i) the highest “prime rate” then published in the “Money Rates” section of The Wall Street Journal and (ii) two percent (2%).

“Board of Directors” shall mean those natural persons who at any given time are serving as Directors of the Fund in accordance with this Agreement.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to be closed.

“Cause” means willful or gross neglect of duties; committing fraud, misappropriation or embezzlement in the performance of duties on behalf of the Fund; conviction of a felony involving a crime of moral turpitude; or willfully engaging in conduct materially adverse to the Fund.

“Class” means any division of Shares, which is or has been established in accordance with the provisions of Section 3.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law).

“Confidential Information” shall have the meaning set forth in Section 14.11 hereof.

“Director” shall mean a member of the Board of Directors of the Fund. Each Director shall be a “manager” of the Fund within the meaning of Section 18-101(12) of the Act.

“Disinterested Director” shall mean any member of the Board of Directors that is not an “interested person” of the Fund as such term is defined in the Investment Company Act.

“Fiscal Year” means the 12-month period ending on December 31, unless the Board of Directors shall designate another fiscal year for the Fund, or such other year permitted or required under the Code.

“Fund” means HL SCOPE RIC LLC, a Delaware limited liability company.

“Incapacity” shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding, entry of an order of incompetence or insanity or the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such Person.

“Indemnified Liabilities” shall have the meaning specified in Section 9.1(a) hereof.

“Indemnified Person” shall have the meaning specified in Section 9.1(a) hereof.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Management Agreement” shall mean the agreement between the Fund and the Adviser that provides for the provision of management services by the Adviser to the Fund and the payment therefor as in effect from time to time.

“Majority in Interest of the Members” means Members who in the aggregate own more than 50% of the outstanding Shares.

“Member” means HL SCOPE RIC Holdings LLC, as the initial member of the Fund, and includes any Person admitted to the Fund as a member of the Fund pursuant to the provisions of this Agreement and named as a member of the Fund in the books and records of the Fund, including any Person admitted as a Substituted Member, in each case in such Person’s capacity as a member of the Fund. “Members” means two or more Persons acting in their capacity as members of the Fund.

“Officer” shall have the meaning specified in Section 6.1.

“Person” means any natural person, individual, corporation, partnership, trust, estate, limited liability company, custodian, unincorporated organization or association or other entity.

“Prospectus” means the Fund’s current offering document, as amended or supplemented, and its registration statement on Form N-2, as modified by the Fund’s disclosure in its shareholder reports included pursuant to Rule 8b-16 under the Investment Company Act.

“Shares” means the equal proportionate shares into which the limited liability company interests of the Fund held by the Members are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares.

“Subscription Agreement” shall mean the subscription agreement, if any, entered into by a Member to acquire Shares.

“Substituted Member” means any Person admitted to the Fund as Member pursuant to the provisions of Section 10.6 hereof and named as a member of the Fund in the books and records of the Fund.

“Supermajority of Members” means Members who in the aggregate own more than 67% of the outstanding Shares.

“Transfer” shall have the meaning specified in Section 10.3(a) hereof.

ARTICLE II.

GENERAL PROVISIONS

2.1 Formation. The Fund has been formed as a Delaware limited liability company under the Act by the filing of the Certificate of Formation of the Fund on January 22, 2024 in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Original Agreement. Except as expressly provided herein to the contrary, the rights, obligations and liabilities of the Members and the administration, dissolution, winding up and termination of the Fund shall be governed by the Act.

2.2 Name. The name of the Fund is “HL SCOPE RIC LLC.” The name of the Fund may be changed from time to time by the Board of Directors in its sole discretion.

2.3 Purpose. The purposes of the Fund are to identify, acquire, hold, manage and dispose of investments, in accordance with the terms of this Agreement and the Prospectus and to engage in any other activities which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Act and the Investment Company Act. The Fund shall have all power and authority to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all actions necessary, appropriate, desirable, incidental or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act and the Investment Company Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incidental thereto or connected therewith, including, without limitation, investing the funds of the Fund pending their utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Fund by the Board of Directors pursuant to this Agreement. The Fund shall not be limited as to the number or types of investments, and may invest within and outside the United States without restriction.

2.4 Principal Place of Business. The Fund shall maintain its office and principal place of business at, and its business shall be conducted from, 110 Washington Street, Ste 1300, Conshohocken, Pennsylvania 19428, or such place or places inside or outside the United States as the Board of Directors may determine.

2.5 Registered Office and Registered Agent. The address of the registered office of the Fund in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Fund for service of process on the Fund in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

2.6 Term. The term of the Fund commenced upon the date of the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 12.1 hereof.

2.7 Title to Fund Property. All property owned by the Fund, whether real or personal, tangible or intangible, shall be owned by the Fund as an entity, and no Member or Director individually shall have title to or any interest in such property.

2.8 Limited Liability of Members and Directors. Except as otherwise provided by the Act, all debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Fund, and no Member or Director shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a Member or manager of the Fund. Except for the obligations set forth hereunder and under any Subscription Agreements, the liability of the Members shall be limited to the maximum extent permitted by the Act. If a Member is required under the Act to return to the Fund or pay, for the benefit of creditors of the Fund, amounts previously distributed to such Member, the obligation of such Member to return or pay any such amount to the Fund shall be the obligation of such Member and not the obligation of the Directors.

2.9 Withholdings. If the Fund is required by law to withhold any amounts on a distribution or other payment to a Member (including any payment of federal, state, local or foreign withholding taxes), then the Fund shall withhold any such amounts required by applicable law. Any such withheld amounts shall be treated as having been paid to such Member.

2.10 Tax Classification. The Fund intends to make an election to be treated as a regulated investment company for U.S. federal income tax purposes. The Board of Directors shall have the power to change the Fund’s U.S. federal income tax classification, including to revoke its election to be taxed as a regulated investment company at any time.

2.11 Certificates. Adam Shane is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Fund with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, such Person’s powers as an “authorized person” ceased, and each Officer thereupon became the designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act and shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Fund to qualify to do business in any jurisdiction in which the Fund may wish to conduct business.

ARTICLE III.

CAPITAL STRUCTURE AND MEETINGS

3.1 Members. HL SCOPE RIC Holdings LLC hereby continues as a member of the Fund upon its execution of a counterpart signature page to this Agreement. One or more Persons may be admitted to the Fund as Members upon the issuance of Shares in accordance with this Agreement; provided, however, that each Person being admitted to the Fund as a Member shall be admitted to the Fund at such time the Person is recorded in the books and records of the Fund as a Member. Any Officer or any other Person designated by the Company shall cause the name, address and the amount of each Class of Shares owned by each Member to be recorded on the books and records of the Fund and, from time to time, the books and records of the Fund shall be updated by any Officer or any other Person designated by the Company without the consent of any Member or any other Person to reflect the name, address and Shares of each Member (including, as permitted by this Agreement, to reflect issuances of Shares to Members, changes in the Shares held by Members, adding the name, address and Shares of each additional Member who is admitted to the Fund or becomes a Substituted Member pursuant to a Transfer of Shares and reflecting the cessation of Persons ceasing to be Members). The Members shall have the management and voting rights set forth in this Agreement and provided under the Act and the Investment Company Act and the right to any distributions as may be authorized and set forth under this Agreement and under the Act.

3.2 Capital Structure.

(a) Subject to the terms of this Agreement, the Fund is authorized to issue an unlimited number of limited liability company interests in the Fund designated as “Shares.”

(b) The Fund’s Shares shall be divided into such transferable Shares of as many separate and distinct Classes of Shares as the Board of Directors, in its sole discretion and without Member approval, may from time to time create and establish. Notwithstanding anything in this Agreement, the Board of Directors shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of the Members, to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Board of Directors may from time to time determine, including fixing the preferences, powers, rights and privileges that may be senior to then-existing Classes, to divide or combine the Shares or any Classes into a greater or lesser number (provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Shares or in any way affect the rights of Shares), to classify or reclassify any unissued Shares or any Shares previously issued and reacquired into one or more Shares that may be established and designated from time to time, and to take such other action with respect to the Shares as the Board of Directors may deem desirable. Unless another time is specified by the Board of Directors, the establishment and designation of any Shares shall be effective upon the adoption of an amendment to this Agreement setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class. Notwithstanding any other provision of this Agreement (including Section 14.1), the Board of Directors may amend this Agreement to create, establish and designate and to change in any manner any Class of Shares in accordance with this Section 3.2 all without the consent of any Member.

(c) The Fund shall issue Shares of each Class to any Person at the net asset value of such Class of Shares as calculated in accordance with the Fund’s Prospectus and the valuation procedures adopted by the Board of Directors and in exchange for such consideration as may be determined by the Board of Directors. The number of Shares issued to Members shall be listed in the books and records of the Fund, which shall be updated from time to time by any Officer or any other Person designated by the Company as required to reflect issuances of Shares to new or existing Members, changes in the number of Shares held by Members and to reflect the addition or cessation of Members. The number of Shares held by each Member shall not be affected by any issuance by the Fund of Shares to other Members. Subject to the requirements of the Investment Company Act, the Fund is authorized to issue options or warrants to purchase Shares and other securities convertible, exchangeable or exercisable for Shares, on such terms as may be determined by the Board of Directors or a duly authorized committee thereof.

(d) Except as provided herein, each Share of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Share of a particular Class shall be equal with respect to net asset value per Share of that Class as against each other Share of that Class. The rights attaching to all Shares of a particular Class shall be identical as to right of repurchase by the Fund, distributions (whether or not on liquidation), and voting rights. The Board of Directors may from time to time divide or combine the Shares of a particular Class into a greater or lesser number of Shares of that Class provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Shares or in any way affect the rights of Shares.

(e) All references to Shares in this Agreement shall be deemed to be Shares of any or all Classes of Shares as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of Shares except as the context otherwise requires.

(f) Unless otherwise determined by the Board of Directors in its sole discretion, the issued and outstanding Shares shall not be represented by certificates.

3.3 No Management Responsibility. No Member, in such capacity, shall participate in the management or control of the business of or transact any business for the Fund, but may exercise the voting rights and powers of a Member set forth in this Agreement and the Act. All management responsibility is vested in the Board of Directors or any Person delegated such responsibility. The Members hereby consent to the taking of any action by the Board of Directors, Officers or the Adviser contemplated under this Agreement or otherwise permitted under the Act.

3.4 No Authority to Act. No Member, in such capacity, shall have the power to represent, act for, sign for, or bind the Fund, except to the extent expressly set forth in a resolution of the Board of Directors. All authority to act on behalf of the Fund is vested in the Board of Directors. The Members consent to the exercise by the Adviser and the Board of Directors of the powers conferred on them under this Agreement or otherwise permitted under the Act.

3.5 No Preemptive Rights. Holders of Shares will have no preemptive rights with respect to the issuance of any limited liability company interest or other equity interest in the Fund or any other securities of the Fund convertible into, or carrying rights or options to purchase any such membership or other equity interest.

3.6 Redemption or Repurchase Rights. Except as otherwise provided in this Agreement, the Fund shall not redeem or repurchase any Member’s Shares and no Member shall have the right to resign from the Fund.

3.7 Meetings of Members.

(a) Unless required by applicable law, the Fund is not required to hold annual or other regular meetings of Members. Special meetings of the Members may be called to consider any matter requiring the consent of all or any of the Members pursuant to this Agreement and as otherwise determined by the Board of Directors. Special meetings of the Members may be called by the Board of Directors or otherwise in accordance with this Agreement. Special meetings of the Members may be called at any time by a Member who holds not less than a majority of all Shares entitled to be voted at such meeting or by a Supermajority of Members, provided that the Member or Members requesting such meeting shall have paid to the Fund the reasonably estimated cost or preparing and mailing the notice thereof, which the secretary of the Fund shall determine and specify to such Members.

(b) The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of any requirements of this Article III, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Fund maintained by the officers of the Fund. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

3.8 Place of Meetings of Members. The Board of Directors may designate any place, either within or outside of the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. If no designation is made, the place of meeting shall be the principal executive offices of the Fund. Members may participate in a meeting in person, by proxy or by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear and speak to each other at the same time, and any such participation in a meeting shall constitute presence in person of such Member at such meeting.

3.9 Notice of Members’ Meetings.

(a) Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose for which the meeting is called shall be delivered not less than ten days nor more than 90 days before the date of the meeting, either personally, by facsimile, electronic mail or by postal mail, by or at the direction of the Board of Directors or Members calling the meeting to each Member of record entitled to vote at such meeting.

(b) Notice to Members, if mailed by post, shall be deemed delivered as to any Member when deposited in the United States mail, addressed to the Member, with postage prepaid, but, if two successive letters mailed to the last-known address of any Member are returned as undeliverable, no further notices to such Member shall be necessary until another address for such Member is made known to the Fund. Notice to Members, if by facsimile or by electronic mail, shall be deemed delivered upon receipt of a confirmation of transmission when delivered.

(c) Any meeting of Members may be adjourned by the chairman of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Member vote shall be required for any adjournment. A meeting of Members may be adjourned by the chairman of the meeting as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Fund may transact any business which might have been transacted at the original meeting.

3.10 Waiver of Notice.

(a) When any notice is required to be given to any Member under the provisions of this Agreement, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

(b) By attending a meeting, a Member:

(i) Waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and

(ii) Waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

3.11 Record Dates. For the purpose of determining the Members who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Board of Directors may fix a date and time not more than 90 days prior to the date of any meeting of Members or other action as the date and time of record for the determination of Members entitled to vote at such meeting or any adjournment thereof or to be treated as Members of record for purposes of such other action, and any Member who was a Member at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action, even though he has since that date and time disposed of his Shares, and no Member becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action.

3.12 Voting Record. The Person having charge of the membership records of the Fund shall make, at least two days before such meeting of Members, a complete record of the Members entitled to vote at each meeting of Members or any adjournment thereof, with the address of each. The record, for a period of two days prior to such meeting, shall be kept on file at the principal executive offices of the Fund, and shall be subject to inspection by any Member for any proper purpose germane to the meeting at any time during usual business hours; provided, however, that such Member shall have made a demand to view such records not less than five Business Days after receipt of notice of such meeting, properly delivered to the Fund and setting forth in reasonable detail the purpose for which such Member desires to view such information. The original membership records shall be the prima facie evidence as to who are the Members entitled to examine the record or transfer books or to vote at any meeting of Members.

3.13 Voting; Quorum of Members; Vote Required. Each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote for each whole Share held by the Member, as of the record date (and each fractional Share shall be entitled to a proportionate fractional vote), as to any matter on which the Member is entitled to vote as of the record date. On each matter submitted to a vote of Members, unless the Board of Directors determines otherwise or this Agreement otherwise provides, all Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the Investment Company Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board of Directors determines that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote. The presence, in person or by proxy, of Members owning more than 33 1/3% of the Shares at the applicable record date entitled to vote on the action to be taken constitutes a quorum for the transaction of business. If a quorum is present, the affirmative vote, in person or by proxy, of Members owning more than 50% of the Shares then outstanding and represented in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number or voting by Classes is required by the Act, the Investment Company Act or this Agreement.

The Members shall have the following voting rights:

(a) to the extent required by the Investment Company Act or as otherwise provided for herein, the right to elect members of the Board of Directors which shall be decided by a plurality of the votes cast in person or by proxy, provided, however, that in a contested election of Directors a nominee must receive a majority of the votes entitled to be cast in person or by proxy to be elected as a Director;

(b) as provided herein, the right to remove Directors for Cause by the affirmative vote of a Supermajority of Members at a meeting of Members duly called for such purpose;

(c) to the extent required by the Investment Company Act, the right to approve any proposed investment management agreement or to disapprove and terminate the existing Investment Management Agreement by the affirmative vote of a 40 Act Majority of Members; provided, however, in the case of approval that such agreement is also approved by a majority of Directors who are not parties to such contract or “interested persons” of any such party as such term is defined in the Investment Company Act;

(d) to the extent required by the Investment Company Act, the right to ratify the appointment of the independent accountants of the Fund by the affirmative vote of more than 50% of the Shares then outstanding and represented in person or by proxy at the meeting and entitled to vote; provided, however, that such appointment is approved by a majority of the Disinterested Directors;

(e) to the extent required by the Investment Company Act, the right to terminate the Fund’s independent accountants by the affirmative vote of a 40 Act Majority of Members;

(f) to the extent required by Section 12.2 hereof, the selection of a liquidator by the affirmative vote of a Majority in Interest of the Members;

(g) to the extent required by Section 14.1 hereof, the right to approve certain amendments to this Agreement by the affirmative vote of a Majority in Interest of the Members or otherwise as provided in Section 14.1;

(h) so long as the Fund is subject to the provisions of the Investment Company Act, the right to approve any other matters that the Investment Company Act requires to be approved by the Members by the affirmative vote of Members as specified in the Investment Company Act; and

(i) to the extent provided in the Act.

3.14 No Consent Required. Notwithstanding the foregoing or Section 14.1 of this Agreement, no vote, approvals, or other consent shall be required of the Members to amend this Agreement in any of the following respects: (i) to reflect any change in the amount or character of the Shares of any Member; (ii) to admit an additional Member or a Substituted Member or to reflect the resignation of a Member in accordance with the terms of this Agreement; (iii) to correct any false or erroneous statement, or to make a change in any statement in order that such statement shall accurately represent the agreement among the Members in this Agreement; (iv) to reflect any change that is necessary to qualify the Fund as a limited liability company under the laws of any state; (v) to reflect any change in the name or principal place of business of the Fund; and (vi) to make any other change or amendment that does not require the vote, approval or consent of Members under the Investment Company Act, the Act or expressly hereunder.

3.15 Limitations on Requirements for Consents. Notwithstanding any other provisions of this Agreement, but subject to the requirements of the Investment Company Act, in the event that counsel for the Fund or counsel designated by Members holding not less than 10% of the Shares owned by all Members shall have delivered to the Fund an opinion to the effect that either (i) the existence of a particular consent right or particular consent rights, or the exercise thereof, will violate the provisions of the Act; or (ii) the laws of the other jurisdictions in which the Fund is then formed or qualified, will adversely affect the limited liability of the Members, or will adversely affect the classification of the Fund as a partnership for federal or state income tax purposes, then notwithstanding the other provisions of this Agreement, the Members shall no longer have such right, or shall not be entitled to exercise such right in the instant case, as the case may be.

3.16 Informal Action by Members. Any action that may be taken by Members at a meeting of Members may be taken without a meeting, without prior notice and without a vote if consent in writing setting forth the action to be taken is signed by the Members holding not less than the minimum percentage of Shares that would be necessary to authorize or take such action at a meeting at which all the Members were present and voted, with prompt written notice thereof delivered to all Members. Written consent by the Members has the same force and effect as a vote of such Members held at a duly held meeting of the Members and may be stated as such in any document.

3.17 Voting by Ballot. Voting on any question or in any election may be by voice vote unless the presiding officer shall order, or any Member shall demand, that voting be by ballot.

3.18 No Cumulative Voting. No Members shall be entitled to cumulative voting in any circumstance.

3.19 Representations and Warranties of Members; Indemnification.

(a) Each Member hereby represents and warrants to the Fund and each other Member as follows:

(i) In each case to the extent applicable, such Member is duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All requisite actions necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken.

(ii) Such Member has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of such Member enforceable against such Member in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(iii) Such Member’s authorization, execution, delivery and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of (A) to the extent applicable, the certificate or articles of incorporation, by-laws or other organizational documents of such Member, (B) any material contract or agreement to which that Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitration award to which that Member is subject; or (ii) require any consent, approval, or authorization from filing, or registration with or notice to, any governmental authority or other Person, other than those that have already been obtained.

(iv) Such Member is familiar with the proposed business, financial condition, properties, operations and prospects of the Fund, and has asked such questions and conducted such due diligence concerning such matters and concerning its acquisition of any Shares as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction. Such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Fund. Such Member understands that owning Shares involves various risks, including the restrictions on transferability set forth in this Agreement, lack of any public market for such Shares, the risk of owning its Shares for an indefinite period of time and the risk of losing its entire investment in the Fund. Such Member is able to bear the economic risk of such investment; is acquiring its Shares for investment and solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution or otherwise disposing of all or a portion of its Shares.

(b) Each Member hereby indemnifies the Fund, the Adviser, the Board of Directors and their respective Affiliates from and against and agrees to hold the Fund, the Adviser, the Board of Directors and their respective Affiliates free and harmless from any and all claims, losses, damages, liabilities, judgments, fines, settlements, compromises, awards, costs, expenses or other amounts (including without limitation any reasonable attorney fees, expert witness fees or related costs) arising out of or otherwise related to a breach of any of the representations and warranties of such Member as set forth in this Section 3.19.

(c) Such Member shall not transfer, sell, or offer to sell such Member’s Shares without compliance with the conditions and provisions of this Agreement.

(d) If such Member assigns all or any part of such Member’s Shares, then until such time as one or more assignees thereof are admitted to the Fund as a Substituted Member with respect to the Shares so assigned, the matters to which any holder thereof would covenant and agree if such holder were to execute this Agreement as a Member shall be and remain true.

(e) Such Member shall notify the Fund immediately if any representations or warranties made herein or in any Subscription Agreement should be or become untrue.

ARTICLE IV.

MANAGEMENT OF FUND

4.1 Board of Directors.

(a) Upon the effectiveness of this Agreement, (i) the governing body of the Fund shall be the Board of Directors, which shall have the power to control the management and policies of the Fund, including the complete authority to oversee and to establish policies regarding the management, conduct and operation of the Fund’s business, and to do all things necessary and proper to carry out the objective and business of the Fund and (ii) the Prior Manager automatically shall cease to (a) be a “manager” within the meaning of Section 18-101(12) of the Act and (b) have or exercise any right or power with respect to the management of the Fund in such capacity. The parties hereto intend that, to the fullest extent permitted by law and except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Disinterested Director shall be vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the Investment Company Act that is incorporated as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. Each Director is hereby designated as a “manager” of the Fund within the meaning of Section 18-101(12) of the Act; provided that notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board of Directors, a Director may not bind the Fund.

(b) The initial number of Directors shall be set at two, and such initial Directors are designated as such on Schedule A attached hereto (the “Initial Directors”), and may thereafter be increased or decreased by action of the Board of Directors provided that at no time shall the number of Directors be set at less than one. On the date hereof, the Initial Directors adopted resolutions setting the number of Directors at five and designated certain persons as Directors. The Directors, following such designation by the Initial Directors on the date hereof, are set forth on Schedule A. Following the date hereof, the Directors from time to time shall be set forth on Schedule A hereto or in the official records of the Fund. The Directors shall hold office until their successors are approved and elected, unless they are sooner removed pursuant to Section 4.3 hereof, or sooner resign pursuant to Section 4.2 hereof or sooner are Incapacitated pursuant to Section 4.4 hereof, as the case may be. The election of any Director (other than an individual who was serving as a Director immediately prior thereto) shall not become effective, however, until the individual named shall have accepted in writing such election and agreed in writing to be bound by the terms of this Agreement, which requirements may each be satisfied by such Director executing a counterpart signature page to this Agreement. Directors may succeed themselves in office. No reduction in the number of Directors shall have the effect of removing any Director from office unless specially removed pursuant to Section 4.3 hereof at the time of such decrease. Subject to the requirements of the Investment Company Act, the Board of Directors, acting by a majority of the Directors then in office, may designate successors to fill vacancies created by an authorized increase in the number of Directors, the resignation of a Director pursuant to Section 4.2 hereof, the removal of a member of the Board of Directors pursuant to Section 4.3 hereof or the Incapacity of a Director pursuant to Section 4.4 hereof; provided, however, that in the case of a Disinterested Director, only the remaining Disinterested Directors, acting by a majority of the Disinterested Directors then in office, may designate a successor Disinterested Director. Any such successor Director shall hold office until his or her successor has been approved and duly elected. The resignation, removal or Incapacity of any Director shall not affect any rights or liabilities of such Director that existed prior to such resignation, removal or Incapacity. In the event that no Directors remain, the Adviser shall manage the business and affairs of the Fund and shall perform all duties of the Board of Directors under this Agreement and shall as soon as practicable call a special meeting of Members for the purpose of approving and electing Directors (provided the calling of a special meeting of the Members shall not be required if the Members approve and elect Directors by written consent). Directors may, but need not be, admitted to the Fund as Members to act in their capacity as Directors.

4.2 Resignation by a Director. A Director may voluntarily resign from the Board of Directors upon the giving of notice thereof to the Fund, such resignation to take effect upon receipt of such notice by the Fund or such later date as set forth in such notice.

4.3 Removal of a Director; Designation of a Successor Director. Any Director may be removed either: (i) with or without Cause by the action of at least two-thirds of the other Directors; (ii) by failure to be re-elected by the Members at a meeting of Members duly called by the Board of Directors for such purpose; or (iii) for Cause by the affirmative vote of a Supermajority of Members. In addition to the foregoing, a Director who is not a Disinterested Director may be removed by a majority of the remaining Directors in the event such Director is no longer an employee or officer of the Adviser or an Affiliate thereof. The removal of a Director shall in no way derogate from any rights or powers of such Director, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

4.4 Incapacity of a Director. In the event of the Incapacity of a Director, such Incapacitated Director shall automatically cease to be a Director and the business and affairs of the Fund shall be managed by the remaining Directors.

4.5 Continuation. In the event any Person ceases to be a Director, the business and affairs of the Fund shall be managed by the remaining Directors.

4.6 Board of Directors Powers. Subject to the terms hereof, the Board of Directors shall have full and complete discretion in the management and control of the business and affairs of the Fund, shall make all decisions affecting Fund affairs and shall have all of the rights, powers and obligations of a manager of a limited liability company under the Act and otherwise as provided by law. The Board of Directors shall provide overall guidance and supervision with respect to the operations of the Fund, shall perform all duties imposed on the directors of registered investment companies by the Investment Company Act, and shall monitor the activities of the Officers and the administrator to the Fund. Except as otherwise expressly provided in this Agreement, the Board of Directors is hereby granted the right, power and authority to do on behalf of the Fund all things which, in its sole judgment, are necessary or appropriate to manage the Fund’s affairs and fulfill the purposes of the Fund. Any determination as to what is in the interests of the Fund made by the Board of Directors in good faith shall be conclusive. In construing the provisions of this Agreement, the presumption shall be in the favor of a grant of power to the Board of Directors. The powers of the Board of Directors include, by way of illustration and not by way of limitation, the power and authority from time to time to do the following (including on behalf of the Fund, if applicable):

(a) invest all or substantially all of the Fund’s assets;

(b) incur all expenses permitted by this Agreement;

(c) to the extent that funds are available, cause to be paid all expenses, debts and obligations of the Fund;

(d) appoint and dismiss (i) persons to serve as Officers of the Fund and (ii) and the Adviser to serve as the investment adviser, in each case with such powers and authority as may be provided to such Persons by the Board of Directors or by this Agreement;

(e) employ and dismiss from employment such agents, employees, directors, advisers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Fund, whether or not any such Persons so employed are affiliated persons of any Director, and to pay such compensation to such Persons as is competitive with the compensation paid to unaffiliated Persons in the area for similar services;

(f) subject to the indemnification provisions in this Agreement and under applicable law, pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or settle, upon such terms it deems sufficient, any obligation, suit, liability, cause of action or claim, including tax audits, either in favor of or against the Fund;

(g) enter into any agreements with respect to the issuance or sale of Shares; borrow money and issue multiple classes of senior indebtedness or a single class of interests senior to the Shares to the extent permitted by the Investment Company Act and repay, in whole or in part, any such borrowing or indebtedness and repurchase or retire, in whole or in part, any such interests senior to the Shares; and in connection with such loans or senior instruments, to mortgage, pledge, assign or otherwise encumber any or all properties or assets owned by the Fund, including any income therefrom, to secure such borrowing or provide repayment thereof;

(h) establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions or money market funds;

(i) make temporary investments of Fund capital in short-term investments;

(j) establish valuation principles and periodically apply such principles to the Fund’s investment portfolio;

(k) to the extent permitted by the Investment Company Act, designate and appoint one or more agents for the Fund who shall have such authority as may be conferred upon them by the Board of Directors and who may perform any of the duties of, and exercise any of the powers and authority conferred upon, the Board of Directors hereunder including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Fund;

(l) prosecute, protect, defend, or cause to be protected and defended, or abandon, any patents, patent rights, copyrights, trade names, trademarks and service marks, and any applications with respect thereto, that may be held by the Fund;

(m) take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any know-how, trade secrets, secret processes or other proprietary information and to prosecute and defend all rights of the Fund in connection therewith;

(n) subject to the other provisions of this Agreement, to enter into, make and perform such contracts, agreements, and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Agreement, including, without in any manner limiting the generality of the foregoing;

(o) purchase, rent or lease equipment for Fund purposes;

(p) purchase and maintain, at the Fund’s expense, liability and other insurance to protect the Fund’s assets from third party claims; and cause the Fund to purchase or bear the cost of any insurance covering any potential liabilities of the Members, Directors, Officers, Adviser or agents of the Fund, or officers, employees, directors, members or partners of the Adviser or any agent of the Fund;

(q) cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Fund;

(r) make or cause to be made any election on behalf of the Fund under the Code and other tax laws and supervise the preparation and filing of all tax and information returns that the Fund may be required to file;

(s) take any action that may be necessary or appropriate for the continuation of the Fund’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Fund to conduct the business in which it is engaged;

(t) admit Members to the Fund in accordance with Section 3.1 hereof; admit an assignee of a Member’s Shares to be a Substituted Member in the Fund, pursuant to and subject to the terms of Section 10.6 hereof, without the consent of any Member; admit additional Persons as Members by creating and issuing Shares or other equity interests from time to time with terms of admission or issuance providing for the creation of different classes, groups or series of membership interests having different rights, powers and duties, which rights, powers and duties may be senior, pari passu or junior to the rights, powers and duties of the Shares, as determined by the Board of Directors without the consent of Members and as permitted under the Act;

(u) value the assets of the Fund from time to time pursuant to and consistent with the policies of the Fund with respect thereto as in effect from time to time;

(v) borrow money or otherwise incur indebtedness, subject to the provisions of applicable law, including the Investment Company Act and the Agreement; each Member expressly agrees that any such borrowing may be secured by the assets of the Fund or any capital commitments to the Fund;

(w) delegate all or any portion of its rights, powers and authority to any committee or subset of the Board of Directors, or to any Adviser, Officer or agent of the Fund or of any such Person, subject to the control and supervision of the Board of Directors; and

(x) perform all normal business functions, and otherwise operate and manage the business and affairs of the Fund, in accordance with and as limited by this Agreement.

4.7 Annual and other Regular Meetings of the Board of Directors. An annual meeting or any regular meeting of the Board of Directors may be held without notice other than this provision. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of an annual meeting and any additional regular meetings without notice other than such resolution.

4.8 Special Meetings of the Board of Directors. Special meetings of the Board of Directors may be called by an Officer or the Chair of the Board of Directors, or, if no such Chair exists, at the request of any two Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

4.9 Notice of Meetings of the Board of Directors. Written notice of any meeting of the Board of Directors shall be given as follows:

(a) By mail to each Director at the Director’s mailing address at least five Business Days prior to the meeting; or

(b) By personal delivery, e-mail or facsimile transmission at least three Business Days prior to the meeting to each Director.

If mailed by post, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by e-mail or facsimile transmission such notice shall be deemed to be delivered when the e-mail or facsimile transmission is transmitted by the sender.

(c) Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

4.10 Quorum for Board of Directors Meetings. A majority of the number of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

4.11 Manner of Acting for Board of Directors. Except as otherwise required by the Investment Company Act or this Agreement the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Each Director entitled to vote on a matter submitted to the Board of Directors shall be entitled to one vote with respect to such matters.

4.12 Written Consent by Board of Directors. Unless otherwise required by the Investment Company Act, any action required or permitted to be taken at any meeting of the Board of Directors or by a committee thereof may be taken without a meeting, without prior notice and without a vote if the members of the Board of Directors or such committee that would be required to approve such action at a meeting consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

4.13 Participation by Electronic Means by Board of Directors. Any Director may participate in a meeting of the Board of Directors or any committee thereof in person or by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear and speak to each other at the same time. Such participation shall constitute presence in person at the meeting.

4.14 Committees of Directors. By resolution adopted by the Board of Directors, the Board of Directors may designate one or more Directors to constitute a committee, any of which shall have such authority in the management of the Fund as the Board of Directors shall designate.

4.15 Director Presumption of Assent. A Director who is present at a meeting of the Board of Directors at which action on any matter taken shall be presumed to have assented to the action taken unless a dissent shall be entered in the minutes of the meeting or unless the Director files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Fund immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

4.16 Director Power to Bind Fund. No Director (acting in his capacity as such) shall have any authority to bind the Fund to any agreement with one or more third parties with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board of Directors by the affirmative vote required for such matter pursuant to the terms of this Agreement or otherwise in accordance with this Agreement.

4.17 Liability of the Directors. No Director shall be required to lend any funds to the Fund. A Director shall have no liability to the Fund or the Members except for his or her own will misfeasance (within the meaning of Section 17(h) of the Investment Company Act), bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the fullest extent permitted by law, the Directors shall not be responsible or liable to the Fund or the Members for any neglect or wrongdoing of any officer, employee or agent (including, without limitation, the Adviser, the custodian and the transfer agent) of the Fund, nor shall any Director be responsible or liable for the act or omission of any other Director.

4.18 Reliance by Third Parties. Persons dealing with the Fund are entitled to rely conclusively upon the power and authority of the Board of Directors, the Officers and the Adviser of the Fund herein set forth.

4.19 Appointment of Auditors. Subject to the approval or ratification of the Members and the Disinterested Directors, if and to the extent required under the Investment Company Act, the Board of Directors, in the name and on behalf of the Fund, is authorized to appoint independent certified public accountants for the Fund.

4.20 Contracts with Affiliates. Notwithstanding any duty existing at law or in equity, the Board of Directors may, on behalf of the Fund, subject to approval by a majority of the Directors who do not have an interest in the contract and a majority of the Disinterested Directors and in compliance with the Investment Company Act, enter into contracts for goods or services with any affiliate of a Director, Member, Officer, Adviser or any other person, provided that the charges for such goods or services do not exceed those charged by unaffiliated Persons in the area for similar goods and services.

4.21 Obligations of the Directors. The Directors shall devote such time and effort to the Fund business as, in their judgment, may be necessary or appropriate to oversee the affairs of the Fund.

4.22 Other Business of Directors. Any Director and any affiliate of any Director may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Fund or otherwise. Notwithstanding anything in this Agreement or any duty otherwise existing at law or in equity, neither the Fund nor any Member shall have any rights or obligations by virtue of this Agreement or the Fund relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Fund, shall not be deemed wrongful or improper. Notwithstanding anything in this Agreement or any duty otherwise existing at law or in equity, neither the Directors nor any affiliate of any Director shall be obligated to present any investment opportunity to the Fund.

4.23 Limitations on Board of Directors and Officers. Notwithstanding anything expressed or implied to the contrary in this Agreement (other than Article X), the Board of Directors and the Officers shall not authorize or otherwise cause or allow the Fund to purchase all or any portion of any Member’s Shares (or any attributes thereof).

ARTICLE V.

ADVISER

5.1 The Adviser. The Board of Directors shall, on behalf of the Fund, retain the Adviser to provide various management, administrative and other services to the Fund pursuant to the terms of the Investment Management Agreement. The Members acknowledge and agree that, so long as the Investment Management Agreement (or a successor agreement) is in effect, the Board of Directors shall delegate the authority to make such management, administrative and other decisions to the Adviser as provided for therein. Notwithstanding anything herein to the contrary, so long as the Investment Management Agreement (or a successor agreement) is in effect, the Board of Directors shall have delegated the responsibility for making any management or administrative decisions on behalf of the Fund to the Adviser, and the Board of Directors shall be responsible for monitoring the performance of the Adviser in accordance with the Investment Management Agreement. Notwithstanding any other provision of this Agreement, the Adviser may delegate or assign to any Person any rights, power and authority vested by this Agreement and/or the Investment Management Agreement to the extent permissible by the Investment Company Act and other applicable law.

ARTICLE VI.

OFFICERS

6.1 General. The day-to-day management and operation of the Fund and its business shall be the responsibility of the designated officers (the “Officers”) of the Fund, subject to the supervision and control of the Board of Directors. The Officers shall, subject to the supervision and control of the Board of Directors, exercise all powers necessary and convenient for the purposes of carrying on the business of the Fund, on behalf and in the name of the Fund. Notwithstanding anything to the contrary contained herein, the acts of an Officer in carrying on the business of the Fund as authorized herein shall bind the Fund.

The Board of Directors shall designate a Chair of the Board of Directors. The position of Chair of the Board of Directors shall not be held by an Officer of the Fund. The Officers of the Fund shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President, a Chief Compliance Officer, a Secretary, a Treasurer and may include one or more Vice Presidents (one or more of whom may be Executive Vice Presidents), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed. Any number of offices may be held by the same person, unless otherwise prohibited by law. The Officers of the Fund need not be Members of the Fund or, except in the case of the Chair of the Board of Directors, Directors.

6.2 Election, Term of Office and Qualifications. The Chair of the Board of Directors and the Officers of the Fund shall be elected by the Board of Directors by written consent or at any regular or special meeting of the Directors. Any officer elected by the Board of Directors may be removed at any time with or without Cause, by the affirmative vote of the Board of Directors or upon the Incapacity of such officer. Any vacancy occurring in any office of the Fund shall be filled by the Board of Directors. The Chair of the Board of Directors and the Officers elected by the Board of Directors each shall hold office until their respective successors shall have been chosen and qualified, or until their earlier death, resignation or removal. The Chair of the Board of Directors and the Chief Executive Officer shall be selected from among the Directors and may hold such positions only so long as he or she continues to serve as a Director. Any Director or Officer may be, but need not be, a Member. Except for the Chief Compliance Officer, no Officer of the Fund shall be compensated by the Fund.

6.3 Voting Securities Owned by the Fund. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Fund may be executed in the name of and on behalf of the Fund by an Officer or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Fund, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Fund may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Fund might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons, including the Adviser.

6.4 Chair of the Board of Directors. The Chair of the Board of Directors, if there be one, shall preside at all meetings of the Members and of the Board of Directors. The Chair of the Board of Directors shall be selected from time to time by the Board of Directors and may be the Chief Executive Officer of the Fund. The Chair of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board of Directors.

6.5 President and Vice Presidents. The President shall, subject to the control of the Board of Directors and, if there be one, the Chair of the Board of Directors, have general supervision of the business of the Fund and shall see that all orders and resolutions of the Board of Directors are carried into effect. Subject to the direction by the Board of Directors, the President or, when authorized by this Agreement, any Director or the other officers of the Fund shall execute all bonds, mortgages, contracts, documents and other instruments of the Fund. In the absence or disability of the Chair of the Board of Directors, or if there be none, the President, shall preside at all meetings of the Members and the Board of Directors. Unless the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Fund. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by this Agreement or by the Board of Directors.

At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chair of the Board of Directors), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers and duties as the Board of Directors, the Chair of the Board of Directors or the President from time to time may prescribe. The Vice President shall act under the supervision of the President. If there be no Chair of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Fund who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

6.6 Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors and all meetings of Members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board of Directors or the President, under whose supervision the Secretary shall act. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Fund, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Secretary may give general authority to any other officer to affix the seal of the Fund and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

6.7 Treasurer and Assistant Treasurers. The Treasurer shall be the principal financial and accounting officer of the Fund and shall have general charge of the finances and books of account of the Fund. He or she shall have general supervision of the corporate funds, securities and performance of the appointed custodian. The Treasurer shall disburse the funds of the Fund as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Fund. If required by the Board of Directors, the Treasurer shall give the Fund a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Fund, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Fund.

Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Fund a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Fund, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Fund.

6.8 Chief Compliance Officer. Subject to the ultimate control of the Fund by the Board of Directors, the Chief Compliance Officer of the Fund shall be responsible for the design, oversight and periodic review of the Fund’s procedures for compliance with applicable Federal securities laws. The designation, compensation and removal of the Chief Compliance Officer shall be subject to approval by the Board of Directors as contemplated by Rule 38a-1 under the Investment Company Act. The Chief Compliance Officer shall have other powers and perform such other duties as may be prescribed by the Board of Directors (or by the Chair of the Board of Directors), the Chief Executive Officer or by this Agreement.

6.9 Other Officers. Such other officers as the Board of Directors may appoint shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chair of the Board of Directors or the President. The Board of Directors may delegate to any other officer of the Fund the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE VII.

DISTRIBUTIONS

7.1 Distributions.

(a) The Fund shall make distributions to the Members at such times and in such amounts as determined by the Board of Directors in its sole discretion in accordance with the Members’ respective Share ownership within the applicable Class at the time of such distribution. Subject to Section 12.2 hereof regarding distributions upon dissolution of the Fund, such distributions will be paid to the Members pro rata.

(b) Distributions may be made in cash or Shares or a combination thereof as determined by the Board of Directors or pursuant to any program that the Fund may have in effect at the time for the election by each Member or other holder of Shares of the mode of the making of such distribution to that person. Any distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 7.3 hereof. Notwithstanding anything in this Agreement to the contrary other than Section 7.1(c), the Board of Directors may at any time declare and distribute a distribution of Shares or other property pro rata among the Members or other holders of Shares at the date and time of record established for the payment of such distributions.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Fund shall not make a distribution to the Member on account of its interest in the Fund if such distribution would violate the Act or other applicable law.

7.2 Valuation. The value of any asset of the Fund shall be determined in good faith in the sole discretion of the Board of Directors based upon all available relevant information. The Board of Directors shall be entitled to rely on any valuations provided to it by third parties, including the general partner or manager of an investment vehicle in which the Fund invests and the Adviser, but shall not be bound by such valuations. Subject to applicable federal law, including the Investment Company Act, the Board of Directors, in their sole discretion, may prescribe (and delegate to any officer of the Fund or any other Person or Persons the right and obligation to prescribe) such bases and time (including any methodology or plan) for determining the per Share net asset value of the Shares of the Fund or any series thereof or net income attributable to the Shares of the Fund or any Class thereof, or the declaration and payment of distributions on the Shares of the Fund or any Class thereof and the method of determining the Members to whom distributions are payable, as they may deem necessary or desirable. The Board of Directors may suspend the determination of net asset value to the extent permitted by the Investment Company Act or the regulations and orders from time to time in effect thereunder.

ARTICLE VIII.

FUND EXPENSES

8.1 Fund Expenses. The Fund shall bear all expenses incurred in its operation.

ARTICLE IX.

INDEMNIFICATION

9.1 Indemnification.

(a) To the fullest extent permitted by law, none of the Directors, Officers, the Adviser or any of their respective Affiliates, principals, members, managers, shareholders, partners, officers, directors, employees, agents and representatives (each an “Indemnified Person”) shall have any liability, responsibility or accountability in damages or otherwise to any Member or the Fund for, and the Fund agrees, to the fullest extent permitted by law, to indemnify, pay, protect and hold harmless each Indemnified Person from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Persons or the Fund) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Persons or the Fund in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Fund, on the part of the Indemnified Persons when acting on behalf of the Fund or otherwise in connection with the business or affairs of the Fund, or on the part of any agents when acting on behalf of the Fund (collectively, the “Indemnified Liabilities”); provided that the Fund shall not be liable to any Indemnified Person for any portion of any Indemnified Liabilities which results from such Indemnified Person’s willful misfeasance (within the meaning of Section 17(h) of the Investment Company Act), bad faith, gross negligence or reckless disregard in the performance of his, her or its duties or by reason of his, her or its reckless disregard of his, her or its obligations and duties. The exculpation and indemnification rights provided for in this Section 9.1(a) shall survive the termination of the Fund or this Agreement. Any exculpation and indemnification rights provided for in this Section 9.1(a) shall be retained by any removed, resigned, Incapacitated or withdrawn Director, Adviser or agent and its constituent Indemnified Persons. Any exculpation and indemnification rights provided for in this Section 9.1(a) shall also be retained by any Person who has acted in the capacity of officer, director, partner, employee, agent, stockholder or Affiliate of an Indemnified Person after such Persons shall have ceased to hold such positions.

(b) The right of any Indemnified Person to the exculpation and indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person’s successors, assigns and legal representatives.

(c) To the fullest extent permitted by law, the provision of advances from Fund funds to an Indemnified Person for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Person in the performance of its duties or provision of its services on behalf of the Fund or otherwise in connection with the business or affairs of the Fund; and (ii) the Indemnified Person undertakes to repay any funds advanced pursuant to this Section 9.1(c) in any case in which such Indemnified Person would not be entitled to indemnification under Section 9.1(a) hereof. If advances are permissible under this Section 9.1(c), the Indemnified Person shall furnish the Fund with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Fund for, or otherwise request the Fund to pay, at any time and from time to time after such Indemnified Person shall become obligated to make payment therefor, any and all amounts for which such Indemnified Person believes in good faith that such Indemnified Person is entitled to indemnification under Section 9.1(a) hereof. The Fund shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the Fund, and the Fund’s rights to repayment of such amounts shall be secured by the Indemnified Person’s interest in the Fund, if any, or by such other security as the Board of Directors may require. In the event that a final judicial (or binding arbitration) determination is made that the Fund is not so obligated in respect of any amount paid by it to a particular Indemnified Person, such Indemnified Person will refund such amount within 60 days of such final determination, and in the event that a final determination is made that the Fund is so obligated in respect to any amount not paid by the Fund to a particular Indemnified Person, the Fund will pay such amount to such Indemnified Person within 60 days of such final determination, in either case together with interest (at the lesser of (x) the Applicable Rate and (y) the maximum rate permitted by applicable law) from the date paid by the Fund until repaid by the Indemnified Person or the date it was obligated to be paid by the Fund until the date actually paid by the Fund to the Indemnified Person.

(d) With respect to the liabilities of the Fund, all such liabilities:

(i) shall be liabilities of the Fund as an entity, and shall be paid or otherwise satisfied from the Fund’s assets;

(ii) except to the extent otherwise required by law or by this Agreement, shall not in any event be payable in whole or in part by any Member, Director, the Adviser or by any director, officer, trustee, employee, agent, shareholder, beneficiary, member or partner of any of them; and

(iii) the Board of Directors may cause the Fund, at the Fund’s expense, to purchase insurance to insure the Indemnified Persons against liability hereunder (including liability arising in connection with the operation of the Fund), including, without limitation, for a breach or an alleged breach of their responsibilities hereunder.

ARTICLE X.

REPURCHASE OF SHARES; MANDATORY WITHDRAWAL

TRANSFERS OF SHARES

10.1 Repurchase of Shares.

(a) Except as otherwise provided in this Agreement, no Member or other Person holding any Shares shall have the right to resign as a Member or tender to the Fund for repurchase any such Shares. The Board of Directors may from time to time, and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Shares from Members, including the Adviser or any of its affiliates, pursuant to written tenders. In determining whether to cause the Fund to offer to repurchase Shares from Members pursuant to written tenders, the Board may consider the following factors, among others:

(i) whether any Members have requested to tender Shares to the Fund;

(ii) the liquidity of the Fund’s assets (including fees and costs associated with withdrawing from underlying funds);

(iii) the investment plans and working capital requirements of the Fund;

(iv) the relative economies of scale of the tenders with respect to the size of the Fund;

(v) the history of the Fund in repurchasing Shares;

(vi) the availability of information as to the value of the Fund’s investments;

(vii) the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(viii) the anticipated tax consequences of any proposed repurchases of Shares; and

(ix) the recommendations of the Adviser.

The Board shall cause the Fund to repurchase Shares pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Shares acquired from Members), as applicable.

(b) Repurchases of Shares by the Fund shall be payable in non-interest bearing promissory notes, unless the Board of Directors, in its discretion, determines otherwise, or, in the discretion of the Board of Directors, in securities (or any combination of securities and cash) of equivalent value. All such repurchases shall be subject to the Act and any and all conditions as the Board of Directors may impose and shall be effective as of a date set by the Board of Directors after receipt by the Fund of all eligible written tenders of Shares. The amount due to any Member whose Shares are repurchased shall be equal to the net asset value of such Member’s Shares as applicable as of the effective date of repurchase. Subject to applicable federal law, including the Investment Company Act, and except as otherwise determined by the Board of Directors, upon repurchase, Shares shall no longer be deemed outstanding or carry any voting rights irrespective of whether a record date for any matter on which such Shares were entitled to vote had been set on a date prior to the date on which such Shares were repurchased.

10.2 Mandatory Resignation. Subject to applicable law, the Board of Directors may cause the Fund to repurchase at net asset value Shares of a Member or any Person acquiring Shares from or through a Member if the Board of Directors determines or has reason to believe that:

(i) such Shares have been transferred in violation of Section 10.3 hereof;

(ii) such Member or Person does not meet any investor eligibly requirements established by the Fund from time to time;

(iii) ownership of Shares by such Member or Person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iv) continued ownership of Shares by such Member or Person may be harmful or injurious to the business or reputation of the Fund, the Directors or the Adviser, or may subject the Fund or any of the Members to an undue risk of adverse tax or other consequences or restrictions;

(v) any of the representations and warranties made by such Member or Person in connection with the acquisition of Shares was not true when made or has ceased to be true;

(vi) such Member or Person is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold any Shares;

(vii) the account balance of the Member or Person falls below a level specified in the Prospectus; or

(viii) it would be in the interests of the Fund, as determined by the Board of Directors, for the Fund to repurchase such Shares.

10.3 Transfers of Shares.

(a) A Member may not transfer, assign, sell, pledge, hypothecate or otherwise dispose of any of the attributes of his, her or its Shares (collectively, a “Transfer”), in whole or in part, to any Person, unless (i) it is by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Member, or (ii) with the prior written consent of the Board of Directors, which consent the Board of Directors may withhold in its sole discretion, and any attempted Transfer of Shares shall be, to the fullest extent permitted law, null and void ab initio unless effected in accordance with this Article X.

(b) Notwithstanding Section 10.3(a) hereof, the Board of Directors will not unreasonably withhold its consent to the Transfer of a Member’s Shares to a family member, trust, or other similar Person for estate planning purposes.

(c) The Board of Directors may condition its consent to a Transfer under Section 10.3(a) hereof on the Transfer meeting each of the following conditions:

(i) such Transfer does not require the registration or qualification of the Shares pursuant to any applicable federal or state securities or “blue sky” laws;

(ii) such Transfer does not result in a violation of the Investment Company Act or other laws ordinarily applicably to such transactions;

(iii) the transferor and purported transferee each shall have represented to the Board of Directors in writing that such Transfer was not effected through a broker-dealer or matching agent that makes a market in Shares or that provides a readily available, regular and ongoing opportunity to Members to sell or exchange their Shares;

(iv) the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify the Fund, the Adviser, the Directors, the Officers and each other Member (any successor or assign of any of the foregoing) as described in Section 10.5 hereof;

(v) no facts are known to the Directors that cause the Board of Directors to conclude that such transfer will have a material adverse effect on the Fund; and

(vi) the transferee has agreed in writing to become a party to and a Member under and subject to all of the terms, obligations and limitations of this Agreement.

10.4 Effect of Transfers. Upon any Transfer approved by the Board of Directors, the transferee of the transferred Shares shall be entitled to (i) the right to tender such Shares for repurchase by the Fund in connection with an offer to repurchase Shares made by the Fund, and (ii) receive the distributions to which the transferring Member would be entitled with respect to such transferred Shares, but shall not be entitled to exercise any of the other rights of a Member with respect to such transferred Shares, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Member pursuant to Section 10.6 hereof. The transferring Member shall cease to be a member of the Fund if it has assigned all of its Shares. Each Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with any transfer. In connection with any request to transfer Shares, the Fund may require the Member requesting the transfer to obtain, at the Member’s expense, an opinion of counsel selected by the Board of Directors as to such matters as the Board of Directors may reasonably request.

10.5 Transfer Indemnity. Each Member hereby agrees to indemnify and hold harmless the Fund, the Adviser, the Directors, and each other Member (and any successor or assign of any of the foregoing) from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including losses, claims, damages, liabilities, costs and expenses of any judgments, fines and amounts paid in settlement), joint or several, to which those persons may become subject by reason of or arising from any Transfer made in contravention of the provisions of this Agreement or any misrepresentation made by such Member in connection with any purported Transfer.

10.6 Substituted Members. No transferee of transferred Shares shall be admitted as a Member (each such transferee, a “Substituted Member”) until each of the following conditions has been satisfied:

(a) the written consent of the Board of Directors, which may be withheld or granted in the sole and absolute discretion of the Board of Directors;

(b) the execution and delivery to the Fund of a counterpart of this Agreement by the Substituted Member or its agent or attorney-in-fact;

(c) receipt by the Fund of other written instruments that are in form and substance satisfactory to the Board of Directors (as determined in its sole discretion), including, without limitation, an opinion of counsel regarding the tax or regulatory effects of such admission;

(d) payment by the Substituted Member to the Fund of an amount determined by the Board of Directors to be equal to the costs and expenses incurred in connection with such assignment, including, without limitation, costs incurred in preparing and filing such amendments to this Agreement as may be required;

(e) the updating of the books and records of the Fund to reflect the Person’s admission as a Substituted Member; and

(f) any other information or documentation as the Board of Directors may request.

10.7 Effect of Death, Etc. The death, retirement, resignation, expulsion, disability, Incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, or the occurrence of any other event under the Act that terminates the continued membership of a Member as a member of the Fund, shall not, in and of itself, cause the Fund to be dissolved and its affairs to be wound up so long as the Fund has at least one Member at all times. Upon the occurrence of any such event, the business of the Fund shall be continued without dissolution. The legal representatives, if any, of a Member shall succeed as assignee to the Member’s Shares upon death, Incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, but shall not be admitted as a Substituted Member except under the provisions of Section 10.6 hereof. The Shares held by such legal representative of a Member shall not be included in calculating the Shares of the Members required to take any action under this Agreement.

ARTICLE XI.

ACCOUNTING

11.1 Books and Records. In compliance with Section 31 of the Investment Company Act, the books and records of the Fund, and a list of the names and residence, business or mailing addresses and Shares of all Members, shall be maintained at the principal executive offices of the Fund or such other location as the Board of Directors may approve. The Fund shall not be required to provide any documentation or other information to Members except that which it is required to provide under the Investment Company Act, the Act or other applicable law. Each Member shall have the right to obtain from the Fund from time to time upon reasonable demand for any proper purpose reasonably related to the Member’s interest as a Member of the Fund, and upon paying the costs of collection, duplication and mailing, the documents and other information which the Fund is required to provide under the Investment Company Act, the Act or other applicable law. Any demand by a Member pursuant to this Section 11.1 shall be in writing and shall state the purpose of such demand. The Fund may maintain such other books and records and may provide such financial or other statements as the Board of Directors or the Officers in their discretion deem advisable. The books and records of the Fund shall be audited by the Fund’s independent accountants as of the end of each Fiscal Year, commencing with the first partial Fiscal Year, of the Fund.

11.2 Annual Reports to Current Members. As soon as practicable after the end of each Fiscal Year, the Fund shall prepare and distribute to the Members, at the expense of the Fund, an annual report containing a summary of the year’s activity and such financial statements and schedules as may be required by law or as the Board of Directors may otherwise determine.

11.3 Filing of Tax Returns. The Fund shall provide the Members with such information as may be reasonably required in the discretion of the Adviser for purposes of allowing the Members to prepare and file their own U.S. federal, state and local tax returns. Each Member shall be required to report for all tax purposes consistently with such information provided by the Fund.

11.4 Certain Tax Information. Each Member shall execute any relevant document, furnish any information and documentation (including an Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable) or otherwise take any action as the Board of Directors determines necessary for the Fund to comply with any tax accounting, withholding or reporting obligation.

11.5 Determinations Binding. Any determination made or position taken by the Board of Directors with respect to tax filing or accounting matters shall be final and binding upon the Members and their respective legal representatives and the Members agree to file consistently with such determinations or positions of the Board of Directors.

ARTICLE XII.

DISSOLUTION AND TERMINATION

12.1 Dissolution. The Fund shall be dissolved upon the occurrence of any of the following:

(a) the affirmative vote to dissolve the Fund by either (i) a majority of the Board of Directors, or (ii) Members who in the aggregate own more than 75% of the outstanding Shares;

(b) the sale or other disposition at any one time of all or substantially all of the assets of the Fund;

(c) at any time there are no Members of the Fund, unless the business of the Fund is continued in accordance with the Act; and

(d) a decree of judicial dissolution of the Fund under Section 18-802 of the Act.

Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the Certificate of Formation of the Fund has been canceled pursuant to Section 12.3.

12.2 Liquidation. On dissolution of the Fund, a liquidator shall be selected by the Board of Directors, or if there are no Directors at such time, the liquidator shall be a Person proposed and approved by the affirmative vote of a Majority in Interest of the Members. Those Fund assets that the liquidator determines should be liquidated shall be liquidated as promptly as possible, but in an orderly and business-like manner to maximize proceeds. Assets that the liquidator determines to distribute in kind shall be so distributed in a manner consistent with applicable law. If the liquidator determines that an immediate sale at the time of liquidation of all or part of the Fund’s assets would be unduly disadvantageous to the Members, the liquidator may either defer liquidation and retain the assets for a reasonable time, or distribute the assets to the Members in kind. The liquidator shall wind up the affairs of the Fund and distribute the proceeds of the Fund and any other assets of the Fund in the following order or priority:

(a) to the payment of the expenses of liquidation and to creditors (including Members who are creditors, to the extent permitted by law) in satisfaction of liabilities of the Fund, including for any contingent, conditional or unmatured claims or obligations, other than liabilities for distributions to Members, in the order of priority as provided by law (whether by payment or the making of reasonable provision for the payment thereof); then

(b) to the Members or their legal representatives in accordance with Section 7.1(a).

12.3 Termination. The Fund shall terminate when (i) all of the assets of the Fund, after payment of or due provision for the payment of all debts, liabilities and obligations of the Fund shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Fund shall have been canceled in the manner required by the Act.

ARTICLE XIII.

POWER OF ATTORNEY

13.1 Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Adviser and each of the Directors, and their designees, as such Member’s true and lawful agents and attorneys-in-fact, with full power and authority in such Member’s name, place, and stead, to make, execute, acknowledge, deliver, swear to, file and record the following documents and instruments in accordance with the other provisions of this Agreement:

(a) this Agreement and the Certificate of Formation of the Fund, a certificate of doing business under fictitious name and any other instrument or filing which the Adviser or the Board of Directors consider necessary or desirable to carry out the purposes of this Agreement or the business of the Fund or that may be required under the laws of any state or local government, or of any other jurisdiction;

(b) any and all amendments, restatements, cancellations, or modifications of the instruments described in Section 13.1(a) hereof;

(c) any and all instruments related to the admission, removal, or resignation of any Member; and

(d) all documents and instruments that may be necessary or appropriate to effect the dissolution, winding up and termination of the Fund, pursuant to the terms hereof.

13.2 Irrevocability. The foregoing power of attorney is coupled with an interest and such grant shall be irrevocable. Such power of attorney shall survive the subsequent Incapacity of any such Member or the Transfer of any or all of such Member’s Shares; provided, however, that this power of attorney granted by each Member shall expire as to such Member immediately after the termination of the Fund or the complete resignation of such Member as a Member of the Fund.

13.3 Priority of Agreement. In the event of any conflict between provisions of this Agreement or any amendment hereto and any documents executed, acknowledged, sworn to, or filed by the Adviser or any Director under this power of attorney, this Agreement and its amendments shall govern.

13.4 Exercise of Power. To the fullest extent permitted by law, this power of attorney may be exercised by such attorney in-fact and agent for all Members (or any of them) by a single signature of the Adviser or any Director with or without listing all Members executing an instrument.

ARTICLE XIV.

MISCELLANEOUS

14.1 Amendments. Except as otherwise specified in this Agreement or required by the Investment Company Act or other applicable law, this Agreement may be amended by the Board of Directors without the consent of any Member or any other Person; provided that:

(a) no amendment shall adversely and disproportionately affect the rights or obligations of a Member, including the rights or obligations of a Member as compared to any other Member of the same Class, in any material respect without the approval of a Majority in Interest of the affected Members;

(b) no amendment shall materially, adversely and disproportionately affect the rights or obligations of Members of any particular Class as compared to the Members of other Classes in any material respect without the affirmative vote of a Majority in Interest of the Members of the affected Class;

(c) no amendment shall, (i) without the approval of the affected Member, increase the obligations of such Member to make capital contributions or other payments beyond the obligations of such Member to make capital contributions or other payments as set forth in this Agreement, or adversely affect the limited liability of such Member, or (ii) without the affirmative vote of a Majority in Interest of the Members, amend this Section 14.1;

(d) no amendment shall, without the approval of the Members having Shares representing the required percentages of Shares specified in any provision of this Agreement required for any action or approval of the Members, amend such provision; and

(e) the Board of Directors, without obtaining the consent of any of the Members or any other Person, may amend (i) this Agreement to correct typographical errors or eliminate ambiguities or to make any other immaterial change that would not, as determined by the Board of Directors in good faith, be materially adverse to any Member not consenting thereto, provided that the Board of Directors shall deliver a copy of each such amendment to each Member at least five Business Days prior to the effectiveness thereof, (ii) this Agreement as appropriate to enable Persons that are employee benefit plans to invest in the Fund through a group trust or other special purpose vehicle that would become a Member in lieu of direct investments by such Persons, (iii) to create, establish and designate any Class of Shares in accordance with Section 3.2, and (iv) change the name of the Fund. No approvals under Sections 14.1(a)-(d) shall be required to the extent an amendment to this Agreement is adopted pursuant to this Section 14.1(e). For the avoidance of doubt, this Section 14.1(e) shall not be deemed a restriction or limitation on the powers of the Board of Directors to amend this Agreement in accordance with the other provisions of this Section 14.1.

14.2 Delaware Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted according to, the laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by applicable federal law.

14.3 Counterparts. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement that shall be binding on all the parties hereto. Any counterpart of this Agreement that has attached to it separate signature pages which altogether contain the signatures of all Members or their attorneys-in-fact shall for all purposes be deemed a fully executed instrument.

14.4 Binding upon Successors and Assigns. Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, successors-in-title, heirs and assigns of the respective parties hereto.

14.5 Notices. Subject to and unless otherwise provided in this Agreement and applicable law, any and all notices, elections, demands or reports permitted or required to be made under this Agreement shall be in writing (including electronic form), and shall be delivered personally, sent by facsimile or e-mail (with a copy by regular mail, if requested in writing by such Member), sent by overnight courier or sent by registered or certified mail, return receipt requested, addressed to that party at the respective address shown on the Fund’s books and records, or to such other address as that party shall indicate by proper notice to the Board of Directors, in the same manner as provided above. The date of personal delivery, the date the facsimile or e-mail is sent to the recipient, the date one day after deposit with an overnight courier and the date three days after the date of mailing (by certified mail or by regular mail) as the case may be, shall be the date of such notice. All such notices, elections, demands, reports or other signed documents permitted or required to be made under this Agreement, including this Agreement itself, may be signed manually or by facsimile, conformed or electronic signature.

14.6 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be effected thereby, but shall be enforced to the maximum extent possible under applicable law.

14.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject hereof and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

14.8 Headings, Etc. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter genders shall include the masculine, the feminine and the neuter.

14.9 Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.

14.10 Survival of Certain Provisions. To the fullest extent permitted by law, all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution, liquidation, winding up and termination of the Fund until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

14.11 Confidentiality. In connection with the organization of the Fund and its ongoing business, the Members will receive or have access to confidential proprietary information concerning the Fund, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like (the “Confidential Information”), which is proprietary in nature and non-public. No Member, nor any Affiliate of any Member, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Fund and except as otherwise required by any regulatory authority, law or regulation, or by legal process.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed as of the date first above written.

MEMBER:

HL SCOPE RIC Holdings LLC

By:	/s/ Adam Shane
Name:	Adam Shane
Title:	Authorized Signatory

/s/ Jeffrey P. Ladouceur
Name:	Jeffrey P. Ladouceur
Title:	Director

/s/ Andrew Schardt
Name:	Andrew Schardt
Title:	Director

/s/ Gail Susan Ball
Name:	Gail Susan Ball
Title:	Director

/s/ Timothy S. Galbraith
Name:	Timothy S. Galbraith
Title:	Director

/s/ Brian Charles Gildea
Name:	Brian Charles Gildea
Title:	Director

SCHEDULE A

Schedule of Directors

Jeffrey P. Ladouceur

Andrew Schardt*

Gail Susan Ball

Timothy S. Galbraith

Brian Charles Gildea*

*	Initial Directors